Exhibit 99.1

Celanese Corporation Reports Second Quarter Earnings

Dallas, August 4, 2026: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported second quarter 2026 U.S. GAAP diluted earnings per share of $1.15 and adjusted earnings per share of $2.45. Net sales of $2.8 billion increased 18 percent sequentially, reflecting a 4 percent increase in volume and a 14 percent increase in price. Results were driven by strong execution across both businesses, including favorable pricing and mix outcomes in Engineered Materials and strong commercial and operational execution within the Acetyl Chain. The quarter also benefited from continued momentum across targeted growth platforms, particularly in medical and electronics.
Celanese leveraged the flexibility of its global manufacturing and supply chain networks to capitalize on rapidly evolving market conditions while continuing to advance actions designed to improve the competitiveness, resilience, and earnings power of the portfolio. For the second quarter, the Company reported consolidated operating profit of $276 million, adjusted EBIT of $470 million, and operating EBITDA of $649 million at margins of 10, 17, and 24 percent, respectively.
During the quarter, Celanese continued to execute against its strategic priorities of driving growth, intensifying cost improvements, and strengthening cash generation to support deleveraging. Actions included completion of the Ulsan, South Korea Engineered Materials compounding unit closure, completion of the nylon 6,6 manufacturing network optimization ahead of schedule, and continued progress toward the planned closure of the acetate tow facility in Lanaken, Belgium. Together, these initiatives are expected to deliver in excess of $50 million of annualized fixed-cost savings while improving the long-term competitiveness of the portfolio.
“The second quarter demonstrated the agility and focus of Celanese and the benefits of the actions we are taking across both businesses,” said Scott Richardson, president and chief executive officer. “We delivered our highest adjusted earnings per share in nearly three years through commercial execution, continued progress in our growth initiatives, and the effectiveness of our global manufacturing and supply chain networks. At the same time, we advanced important portfolio, productivity, and footprint actions that are improving competitiveness, strengthening cash generation, supporting deleveraging, and positioning Celanese for continued earnings growth.”

Second Quarter 2026 Financial Highlights:

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,446	1,325	1,442
Acetyl Chain	1,329	1,036	1,115
Intersegment Eliminations	(23)	(24)	(25)
Total	2,752	2,337	2,532

Operating Profit (Loss)
Engineered Materials	156	221	164
Acetyl Chain	237	95	153
Other Activities	(117)	(102)	(86)
Total	276	214	231

Net Earnings (Loss)	129	48	200

Adjusted EBIT(1)
Engineered Materials	234	220	213
Acetyl Chain	321	131	195
Other Activities	(85)	(76)	(66)
Total	470	275	342

Equity Earnings and Dividend Income
Engineered Materials	6	31	24
Acetyl Chain	44	2	43

Operating EBITDA(1)	649	455	530
Diluted EPS - continuing operations	$1.15	$0.41	$1.89
Diluted EPS - total	$1.13	$0.40	$1.80
Adjusted EPS(1)	$2.45	$0.85	$1.43

Net cash provided by (used in) investing activities	(59)	425	(88)
Net cash provided by (used in) financing activities	(546)	(3)	(116)
Net cash provided by (used in) operating activities	209	76	410
Free cash flow(1)	140	3	311
____________________________
(1)See "Non-US GAAP Financial Measures" below.

Recent Highlights:
•Advanced the Engineered Materials Grow & Fortify strategy through the optimization of the Asia compounding network. Celanese completed the closure of its Ulsan, South Korea compounding facility and transitioned production to larger, more efficient assets in China and India, strengthening the regional supply chain while improving the competitiveness of the manufacturing footprint. Additionally, the business also completed, ahead of schedule, the previously announced optimization of the nylon 6,6 manufacturing network.
•Expanded the use of sustainable materials in automotive applications. As an example, Aisan Industry Kentucky, LLC, the consolidated subsidiary of Japan-based Aisan Industry Co., Ltd., adopted Celanese POM ECO-C for fuel pump modules supplied to a North American automaker, demonstrating continued commercial momentum for Celanese's lower-carbon engineered materials solutions and supporting customer sustainability objectives.
•Advanced downstream growth opportunities within the Acetyl Chain through sustainability-focused innovation. Celanese and Siegwerk, one of the world’s leading providers of printing inks and coatings for packaging applications and labels, announced a collaboration to support more sustainable printing ink solutions utilizing bio-based ethyl acetate, highlighting the Company's focus on higher-value downstream applications and customer-driven product innovation.
Second Quarter Business Segment Overview
Engineered Materials
Engineered Materials reported second quarter net sales of $1.45 billion, a 9 percent sequential increase, consisting of a 3 percent increase in volume, a 6 percent increase in pricing, and a modest currency benefit. Results were driven by strong commercial execution, favorable pricing and mix, and continued momentum across strategic growth platforms, particularly in medical and electronics. The business reported second quarter operating profit of $156 million, adjusted EBIT of $234 million, and operating EBITDA of $335 million, with margins of 11, 16, and 23 percent, respectively. Performance benefited from improving portfolio mix, targeted growth initiatives, and ongoing execution of the Engineered Materials Grow & Fortify strategy. During the quarter, the business completed the previously announced Ulsan, South Korea compounding unit closure and nylon 6,6 network optimization ahead of schedule, as well as the successful execution of the business's largest POM turnaround in five years. Collectively, these actions strengthen the business' competitiveness, flexibility, and participation in higher-growth end markets.

Acetyl Chain
The Acetyl Chain reported second quarter net sales of $1.33 billion, a 28 percent sequential increase, consisting of increases of 6 percent in volume and 22 percent in price, with a small currency benefit. Results reflected the successful capture of pricing and margin opportunities and volume gains in the Western Hemisphere driven by Celanese's position as a reliable supplier via the business's integrated global network. The business delivered second quarter operating profit of $237 million, adjusted EBIT of $321 million, and operating EBITDA of $385 million at margins of 18, 24, and 29 percent, respectively. Performance highlighted the flexibility of the Acetyl Chain business model, as the Company leveraged its integrated global network, reliability of supply, and commercial agility to capture opportunities and strengthen customer relationships. During the quarter, Celanese completed the rapid restart of the Frankfurt VAM unit, optimized network utilization, and continued advancing downstream growth initiatives and productivity actions designed to improve the durability and earnings profile of the business.

Cash Flow and Tax
Celanese reported second quarter operating cash flow of $209 million and free cash flow of $140 million. Cash generation in the quarter reflected timing effects of working capital associated with the higher sales and earnings profile. Capital expenditures remained disciplined and aligned with the Company's deleveraging priorities.
The effective U.S. GAAP income tax rate was 8 percent, reflecting the impact of discrete items occurring during the second quarter, which was higher compared to the same period in 2025, primarily due to non-recurring favorable tax items for changes in uncertain tax positions related to prior year tax examinations and deferred tax benefits related to integration transactions in the prior year. The effective tax rate for 2026 adjusted earnings was also 8 percent for the second quarter, and we anticipate this rate for the full year 2026 based on expected jurisdictional earnings mix for the full year and consideration of other non-recurring U.S. GAAP items.
Outlook
“Looking to the third quarter, we expect continued moderation of supply-related opportunities, along with the impact of higher raw material costs in Engineered Materials and inventory-related actions associated with our nylon 6,6 and Lanaken footprint optimizations,” continued Richardson. “Based on these dynamics, we expect third quarter adjusted earnings per share of approximately $1.35 to $1.75."
“While earnings are expected to moderate from the strong second quarter level, we remain focused on executing the initiatives within our control and continue to expect approximately $6.00 of adjusted earnings per share and $700 to $800 million of free cash flow for the full year. In the second quarter, we saw early benefits of our growth strategy and the increasing contribution of our growth platforms. Together with our productivity, portfolio, and footprint actions, these initiatives position Celanese to deliver strong performance in 2026 and create additional earnings growth opportunities in the years ahead,” Richardson concluded.

Reconciliations of forecasted non-GAAP measures such as adjusted earnings per share, adjusted EBIT, operating EBITDA or free cash flow to the equivalent U.S. GAAP measures (diluted earnings per share, net earnings (loss) attributable to Celanese Corporation and net cash provided by (used in) operations, respectively), are not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, and other items is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the second quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on August 4, 2026. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe	Media - Asia
Bill Cunningham	Jamaison Schuler	Petra Czugler	Maria Xia
Phone: +1 302 772 5231	Phone: +1 972 443 4400	Phone: +49 69 45009 1206	Phone: +86 21 3861 9368
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com	maria.xia@celanese.com
Celanese Corporation is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs more than 11,000 employees worldwide with 2025 net sales of $9.5 billion.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, deleveraging efforts, planned cost reductions, dividend policy, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: the ability to successfully achieve planned cost reductions; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities, in the countries in which we operate; our level of indebtedness and our financial condition, each of which could diminish our ability to raise additional capital to fund operations, reduce our business and strategic flexibility, increase our interest expense, limit the success of our deleveraging efforts, and impact changes to our credit ratings, which could increase our interest expense in the event of additional downgrades; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine, Polyamide 66 ("PA66"), polybutylene terephthalate, ethanol, natural gas and fuel oil, and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to realize the anticipated benefits of the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition"), including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; additional impairment of goodwill or intangible assets; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, AI-related vulnerabilities, terrorism or political unrest, public health crises, or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or conflicts in the Middle East) or terrorist incidents or as a result of fire, flood, hurricanes, other severe weather, natural disasters, other catastrophic events, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties, treaties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; changes in currency exchange rates and interest rates; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, operating EBITDA margin, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for operating EBITDA margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. We do not provide reconciliations for operating EBITDA on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Operating EBITDA margin is defined by the Company as operating EBITDA divided by net sales.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for contributions from or distributions to our noncontrolling interest joint ventures. We do not provide reconciliations for free cash flow on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of items such as working capital changes, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about August 4, 2026 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Beginning with the reporting period ending June 30, 2026, the Company revised its presentation of Equity Earnings and Dividend Income Attributable to Celanese Corporation. Previously, Other Income (Expense) Attributable to Celanese Corporation was included with the presentation of Equity Earnings and Dividend Income Attributable to Celanese Corporation. To provide a better understanding for readers of the U.S. GAAP results of the Company’s non-consolidated equity investments by presenting such results in isolation and better align with how management assesses such results, Other Income (Expense) Attributable to Celanese Corporation is now included with Non-Operating Pension, Other Post-Retirement Employee Benefit (Expense) Income Attributable to Celanese Corporation. Prior periods presented have been revised to reflect this change.
Certain prior period amounts have been revised to correct for certain prior period immaterial errors. See Note 1 to our Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2026.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(In $ millions, except share and per share data)
Net sales	2,752	2,337	2,532
Cost of sales	(2,134)	(1,869)	(1,998)
Gross profit	618	468	534
Selling, general and administrative expenses	(251)	(226)	(214)
Amortization of intangible assets	(39)	(40)	(42)
Research and development expenses	(29)	(28)	(31)
Other (charges) gains, net	(31)	(20)	(20)
Foreign exchange gain (loss), net	10	12	6
Gain (loss) on disposition of businesses and assets, net	(2)	48	(2)
Operating profit (loss)	276	214	231
Equity in net earnings (loss) of affiliates	11	35	29
Non-operating pension and other postretirement employee benefit (expense) income	5	5	1
Interest expense	(186)	(183)	(177)
Interest income	10	9	7
Dividend income - equity investments	43	1	41
Other income (expense), net	(17)	1	1
Earnings (loss) from continuing operations before tax	142	82	133
Income tax (provision) benefit	(11)	(33)	77
Earnings (loss) from continuing operations	131	49	210
Earnings (loss) from operation of discontinued operations	(2)	(1)	(10)
Income tax (provision) benefit from discontinued operations	—	—	—
Earnings (loss) from discontinued operations	(2)	(1)	(10)
Net earnings (loss)	129	48	200
Net (earnings) loss attributable to noncontrolling interests	(4)	(4)	(3)
Net earnings (loss) attributable to Celanese Corporation	125	44	197
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	127	45	207
Earnings (loss) from discontinued operations	(2)	(1)	(10)
Net earnings (loss)	125	44	197
Earnings (loss) per common share - basic
Continuing operations	1.16	0.41	1.89
Discontinued operations	(0.02)	(0.01)	(0.09)
Net earnings (loss) - basic	1.14	0.40	1.80
Earnings (loss) per common share - diluted
Continuing operations	1.15	0.41	1.89
Discontinued operations	(0.02)	(0.01)	(0.09)
Net earnings (loss) - diluted	1.13	0.40	1.80
Weighted average shares (in millions)
Basic	109.8	109.7	109.5
Diluted	110.2	110.0	109.7

Consolidated Balance Sheets - Unaudited

	As of June 30, 2026	As of December 31, 2025

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,364	1,263
Trade receivables - third party and affiliates, net	1,288	922
Non-trade receivables, net	581	545
Inventories	2,305	2,220
Assets held for sale	—	492
Other assets	257	251
Total current assets	5,795	5,693
Investments in affiliates	1,233	1,252
Property, plant and equipment, net	4,807	5,076
Operating lease right-of-use assets	417	359
Deferred income taxes	1,325	1,359
Other assets	605	601
Goodwill	4,151	4,171
Intangible assets, net	3,075	3,184
Total assets	21,408	21,695
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	1,311	1,204
Trade payables - third party and affiliates	1,485	1,279
Liabilities held for sale	—	75
Other liabilities	1,106	1,049
Income taxes payable	104	76
Total current liabilities	4,006	3,683
Long-term debt, net of unamortized deferred financing costs	10,696	11,394
Deferred income taxes	458	512
Uncertain tax positions	211	208
Benefit obligations	321	344
Operating lease liabilities	317	265
Other liabilities	811	817
Commitments and Contingencies
Shareholders' Equity
Treasury stock, at cost	(5,480)	(5,482)
Additional paid-in capital	450	431
Retained earnings	10,039	9,876
Accumulated other comprehensive income (loss), net	(842)	(776)
Total Celanese Corporation shareholders' equity	4,167	4,049
Noncontrolling interests	421	423
Total equity	4,588	4,472
Total liabilities and equity	21,408	21,695